Exhibit 10.10.1

EXHIBIT B

OUTSIDE DIRECTOR FORM OF RESTRICTED STOCK AGREEMENT

PURSUANT TO PETMED EXPRESS, INC. 2015 RESTRICTED STOCK PLAN

THIS RESTRICTED STOCK AGREEMENT is made this _____ day of _________, _____ by and between ________________________ (the "Participant") and PetMed Express, Inc., a Florida corporation, on behalf of itself, its subsidiaries and affiliates (collectively, the "Company") pursuant to the Company's 2015 Restricted Stock Plan (the "2015 Plan").

WHEREAS, the Participant is an outside director and is entitled to an award of stock under the 2015 Plan for the purposes expressed in the 2015 Plan;

NOW THEREFORE, in consideration of the foregoing and the mutual undertakings herein contained, the parties agree as follows:

1. Grant of Stock. In accordance with the terms of the 2015 Plan and subject to the further terms, conditions and restrictions contained in this Agreement, the Company hereby grants to the Participant ______ shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"). As long as the Shares are subject to the Restrictions set forth in Section 4 of this Agreement, such shares shall be deemed to be, and are referred to in this Agreement as, the "Restricted Shares." The Shares granted shall be authorized, but unissued, shares.

2. Certificates for Shares. Certificates evidencing Restricted Stock shall be deposited with the Company to be held in escrow until such Shares are released to the Participant or forfeited in accordance with this Agreement. The Participant shall, simultaneously with the delivery of this Agreement, deliver to the Company a stock power, in blank, executed by the Participant. If any Restricted Stock is forfeited, the Company shall direct the transfer agent of the Common Stock to make the appropriate entries in its records showing the cancellation of the certificate or certificates for such Restricted Stock and to return the Shares represented thereby to the Company's treasury.

3. Adjustments in Restricted Stock. In the event of any change in the outstanding Common Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Committee shall make equitable adjustments in the Restricted Stock corresponding to adjustments made by the Committee in the number and class of shares of Common Stock which may be issued under the 2015 Plan. Any new, additional or different securities to which the Participant shall be entitled in respect of Restricted Stock by reason of such adjustment shall be deemed to be Restricted Stock and shall be subject to the same terms, conditions, and restrictions as the Restricted Stock so adjusted.

4. Restrictions. During applicable periods of restriction determined in accordance with Section 6 of this Agreement, Restricted Stock and all rights with respect to such Stock, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered or disposed of and shall be subject to the risk of forfeiture contained in Section 5 of this Agreement (such limitations on transferability and risk of forfeiture being herein referred to as "Restrictions"), but the Participant shall have all other rights of a stockholder, including, but not limited to, the right to vote and receive dividends on Restricted Stock, subject to any dividend to be held in escrow pursuant to the terms of the 2015 Plan.

5. Forfeiture of Restricted Stock. In the event that the Participant ceases service as an outside director for any reason other than his or her death or permanent disability, such event shall constitute an "Event of Forfeiture" and all Shares which at that time are Restricted Stock shall thereupon be forfeited by the Participant to the Company without payment of any consideration by the Company, and neither the Participant nor any successor, heir, assign or personal representative of the Participant shall have any right, title or interest in or to such Restricted Stock or the certificates evidencing them.

6. Lapse of Restrictions. (a) Except as provided in subsection (b) below, the Restrictions on the Restricted Stock granted under this Agreement shall lapse ratably on each of the anniversaries of the date of this Agreement in accordance with the following schedule:

[INSERT TABLE]

(b) In the event that a Participant's service as an outside director terminates as a result of his or her death or permanent disability, the Restrictions shall lapse on the Restricted Stock (if not already lapsed pursuant to subsection (a) above) on the date of such event.

Upon lapse of the Restrictions in accordance with this Section, the Company shall, as soon as practicable thereafter, deliver to the Participant, or to the Participant's personal representative, an unrestricted certificate for the Shares with respect to which such Restrictions have lapsed.

(c) In the event of a change in control, as defined in the 2015 Plan, any Restriction Period and restrictions imposed on Restricted Stock shall lapse.

7. Withholding Requirements. The Company shall have the right to withhold from sums due to the Participant, or to require the Participant to remit to the Company in an amount sufficient to satisfy any Federal, state or local withholding tax requirements prior to making such payments or delivering any certificate evidencing such Shares.

8. Amendment. This Agreement may not be amended except with the consent of the Board and by a written instrument duly executed by the Participant and the Company.

9. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns. Participant acknowledges receipt of a copy of the 2015 Plan, which is annexed hereto, represents that he or she is familiar with the terms and provisions thereof and accepts the award of Shares hereunder subject to all of the terms and conditions thereof and of this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee upon any questions arising under the 2015 Plan or this Agreement.

IN WITNESS WHEREOF, the Company and the Participant have each executed and delivered this Agreement as of the date first above written.

COMPANY

Chief Executive Officer

PARTICIPANT: